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                                                                       EXHIBIT 6



                         INVESTMENT ADVISORY AGREEMENT

                                           December 21, 1990

BEA Associates
One Citicorp Center
153 East 53rd Street
New York, New York 10022

Dear Sirs:

     The Indonesia Fund, Inc. (the "Company"), a corporation organized under the laws of the state of Maryland, herewith confirms its agreement with BEA Associates (the "Adviser"), a general partnership organized under the laws of the state of New York, as follows:

     1. Investment Description; Appointment

     The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended, and in its Registration Statement as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Company's Registration Statement and Articles of Incorporation, as amended, have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Company's Registration Statement and Articles of Incorporation to the Adviser on an on-going basis. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

     2. Services as Investment Adviser

     Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will (a) act in accordance with the Company's Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Company's assets in accordance with its investment objective and policies as stated in the Company's Registration Statement as from time to time in effect, (c) make investment decisions and exercise voting rights in respect of portfolio securities for the Company, (d) place purchase and sale orders on behalf of the Company and (e) monitor and evaluate the services provided by the Company's economic adviser under its economic advice agreement. In providing these services, the Adviser will provide investment research and supervision of the Company's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets. In addition, the Adviser will furnish the Company with whatever statistical

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information the Company may reasonably request with respect to the securities that the Company may hold or contemplate purchasing.

     3. Brokerage

     In executing transactions for the Company and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

     4. Information Provided to the Company

     The Adviser will keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.

     5. Standard of Care

     The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     6. Compensation

     (a) In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser after the end of the calendar quarter during which the Closing Date (as defined below) occurs and after the end of each calendar quarter thereafter a fee for the previous quarter computed monthly at an annual rate of 1.00% of the Company's average weekly net assets. The fee payable to the Adviser for the period from the date the Adviser succeeds to the business of BEA Associates, Inc. (the "Closing Date") to the end of the first calendar quarter during which the Closing Date occurs shall be prorated according to the proportion that such period bears to the full quarterly period.

     (b) Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company's net


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assets shall be computed at the times and in the manner specified in the
Company's Registration Statement as from time to time in effect.

     7. Expenses

     The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Company will bear certain other expenses to be incurred in its operation, including: organizational expenses; taxes, interest, brokerage costs and commissions and stock exchange fees; fees of directors of the Company who are not officers, directors, or employees of the Adviser, the economic adviser or any of their affiliates; U.S. Securities and Exchange Commission fees; state Blue Sky qualification fees; charges of custodians, sub-custodians and transfer and dividend disbursing agents; expenses in connection with the Company's Dividend Reinvestment and Cash Purchase Plan; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of shareholders' reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or nonrecurring expenses.

     8. Services to Other Companies or Accounts

     The Company understands that the Adviser now acts, will continue to act or may act in the future as investment adviser to investment fiduciary and other managed accounts or as investment adviser to one or more other investment companies, and the Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Company. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     9. Term of Agreement

     This Agreement shall become effective as of the Closing Date and shall continue for an initial one-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by


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the Board of Directors of the Company or by vote of holders of a majority of the Company's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

     10. Entire Agreement

     This Agreement constitutes the entire agreement between the parties hereto.

     11. Changes in Membership

     The Adviser shall notify the Company of any change in the membership of the Adviser within a reasonable time after such change.

     12. Governing Law

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

     If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.


                                       Very truly yours,

                                       THE INDONESIA FUND, INC.

                                       By:  /s/ Emilio Bassini
                                            --------------------------------
                                            Name:  Emilio Bassini
                                            Title: President

Accepted:

BEA ASSOCIATES

By: /s/ Albert L. Zesiger
    -------------------------------
    Name:  Albert L. Zesiger
    Title: Managing Director
















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